                          ASSET PURCHASE AGREEMENT
                                   among
                             CUDDY FARMS, INC.,
                      CUDDY INTERNATIONAL CORPORATION,
                              WLR FOODS, INC.,
                                    and
                           WAMPLER-LONGACRE, INC.

                             TABLE OF CONTENTS


RECITALS      . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

1.    PURCHASE AND SALE OF ASSETS . . . . . . . . . . . . . . . . . .  1
      1.1.  Assets to be Transferred  . . . . . . . . . . . . . . . .  1
      1.2.  Excluded Assets . . . . . . . . . . . . . . . . . . . . .  4
      1.3.  Non-Competition and Name Use Agreement  . . . . . . . . .  4

2.    PURCHASE PRICE AND PAYMENT  . . . . . . . . . . . . . . . . . .  5
      2.1.  Purchase Price  . . . . . . . . . . . . . . . . . . . . .  5
      2.2.  Payment . . . . . . . . . . . . . . . . . . . . . . . . .  7
      2.3.  Allocation  . . . . . . . . . . . . . . . . . . . . . . .  8

3.    ASSUMPTION OF LIABILITIES . . . . . . . . . . . . . . . . . . .  9
      3.1.  Liabilities Assumed by Wampler-Longacre . . . . . . . . .  9
      3.2.  Excluded Liabilities  . . . . . . . . . . . . . . . . . .  9
      3.3.  Employees . . . . . . . . . . . . . . . . . . . . . . . .  10

4.    CLOSING AND CLOSING DATE  . . . . . . . . . . . . . . . . . . .  10

5.    CONDITIONS TO WAMPLER'S DUTY TO CLOSE . . . . . . . . . . . . .  10
      5.1.  Certificate as to Representations and Warranties  . . . .  10
      5.2.  Certificate as to Corporate Authority . . . . . . . . . .  11
      5.3.  Closing Documents . . . . . . . . . . . . . . . . . . . .  11
      5.4.  Business Records  . . . . . . . . . . . . . . . . . . . .  13
      5.5.  Non-Competition and Name Use Agreement  . . . . . . . . .  13
      5.6.  Trademark Assignments . . . . . . . . . . . . . . . . . .  13
      5.7.  License of Patents  . . . . . . . . . . . . . . . . . . .  13
      5.8.  Opinion of Counsel  . . . . . . . . . . . . . . . . . . .  13
      5.9.  Environmental Audit . . . . . . . . . . . . . . . . . . .  12
      5.10. Bulk Sales  . . . . . . . . . . . . . . . . . . . . . . .  12

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6.    CONDITIONS TO CUDDY'S DUTY TO CLOSE . . . . . . . . . . . . . .  14
      6.1.  Representations and Warranties True . . . . . . . . . . .  14
      6.2.  Certificate as to Corporate Authority . . . . . . . . . .  14
      6.3.  Opinion of Counsel to Wampler-Longacre and WLR Foods  . .  14
      6.4.  Assumption of Liabilities . . . . . . . . . . . . . . . .  15
      6.5.  Purchase Price  . . . . . . . . . . . . . . . . . . . . .  15

7.    CONDITIONS TO CUDDY'S AND WAMPLER'S DUTY TO CLOSE . . . . . . .  15
      7.1   Ancillary Agreements  . . . . . . . . . . . . . . . . . .  15
      7.2.  Anti-Trust Laws Compliance  . . . . . . . . . . . . . . .  15
      7.3.  Consents  . . . . . . . . . . . . . . . . . . . . . . . .  15
      7.4.  Litigation  . . . . . . . . . . . . . . . . . . . . . . .  15

8.    COVENANTS PRIOR TO CLOSING DATE . . . . . . . . . . . . . . . .  16
      8.1.  Access  . . . . . . . . . . . . . . . . . . . . . . . . .  16
      8.2.  Operation of the Business . . . . . . . . . . . . . . . .  16
      8.3.  Grower Contracts  . . . . . . . . . . . . . . . . . . . .  17
      8.4.  Cuddy/Modern Storage  . . . . . . . . . . . . . . . . . .  17
      8.5.  Publicity . . . . . . . . . . . . . . . . . . . . . . . .  17
      8.6.  Cooperation and Disclosures . . . . . . . . . . . . . . .  17
      8.7.  Acquisition Proposals . . . . . . . . . . . . . . . . . .  18
      8.8.  Good Faith  . . . . . . . . . . . . . . . . . . . . . . .  18

9.    REPRESENTATIONS AND WARRANTIES OF CUDDY . . . . . . . . . . . .  19
      9.1.  Organization, Power and Authority . . . . . . . . . . . .  19
      9.2.  Due Authority, No Breach  . . . . . . . . . . . . . . . .  19
      9.3.  Liabilities . . . . . . . . . . . . . . . . . . . . . . .  20
      9.4.  Ownership of Assets . . . . . . . . . . . . . . . . . . .  20
      9.5.  Accounts and Notes Receivable . . . . . . . . . . . . . .  21
      9.6.  Inventory . . . . . . . . . . . . . . . . . . . . . . . .  21
      9.7.  Litigation  . . . . . . . . . . . . . . . . . . . . . . .  21
      9.8.  Trademarks  . . . . . . . . . . . . . . . . . . . . . . .  21
      9.9.  Licenses; Permits . . . . . . . . . . . . . . . . . . . .  22
      9.10. Compliance with Environmental and Other Laws  . . . . . .  22
      9.11. Labor . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      9.12. Bonuses and Vacation Policies . . . . . . . . . . . . . .  24
      9.13. Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .  24
      9.14. Leases  . . . . . . . . . . . . . . . . . . . . . . . . .  25
      9.15  Financial Statements  . . . . . . . . . . . . . . . . . .  25
      9.16. Transactions with Affiliates  . . . . . . . . . . . . . .  26
      9.17. Insurance . . . . . . . . . . . . . . . . . . . . . . . .  26






















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10.   REPRESENTATIONS AND WARRANTIES OF CUDDY INTERNATIONAL . . . . .  26
      10.1  Organization, Power and Authority . . . . . . . . . . . .  26
      10.2  Due Authority, No Breach  . . . . . . . . . . . . . . . .  27

11.   REPRESENTATIONS AND WARRANTIES OF WAMPLER-LONGACRE  . . . . . .  27
      11.1. Organization, Power and Authority . . . . . . . . . . . .  27
      11.2. Due Authority; No Breach  . . . . . . . . . . . . . . . .  27

12.   REPRESENTATIONS AND WARRANTIES OF WLR FOODS . . . . . . . . . .  28
      12.1. Organization, Power and Authority . . . . . . . . . . . .  28
      12.2. Due Authority, No Breach  . . . . . . . . . . . . . . . .  28
      12.3. Reports . . . . . . . . . . . . . . . . . . . . . . . . .  29
      12.4. Liabilities . . . . . . . . . . . . . . . . . . . . . . .  29
      12.5. Litigation  . . . . . . . . . . . . . . . . . . . . . . .  29
      12.6  WLR Stock . . . . . . . . . . . . . . . . . . . . . . . .  30

13.   STOCK RESTRICTIONS  . . . . . . . . . . . . . . . . . . . . . .  30
      13.1. NonRegistration . . . . . . . . . . . . . . . . . . . . .  30
      13.2. Investment Intent . . . . . . . . . . . . . . . . . . . .  31
      13.3. Registration Rights . . . . . . . . . . . . . . . . . . .  31
      13.4. Voting Trust  . . . . . . . . . . . . . . . . . . . . . .  33

14.   COSTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
      14.1. Environmental Site Assessment . . . . . . . . . . . . . .  32
      14.2. Tax Prorations  . . . . . . . . . . . . . . . . . . . . .  32
      14.3. Sales Tax . . . . . . . . . . . . . . . . . . . . . . . .  32
      14.4. Recordation and Title Costs . . . . . . . . . . . . . . .  32
      14.5. Other . . . . . . . . . . . . . . . . . . . . . . . . . .  32

15.   POST CLOSING ACTIONS  . . . . . . . . . . . . . . . . . . . . .  32
      15.1. Additional Instruments  . . . . . . . . . . . . . . . . .  32
      15.2. Charlotte Processing Facility . . . . . . . . . . . . . .  32
      15.3. Cuddy/Modern Storage  . . . . . . . . . . . . . . . . . .  33
      15.4. WLR Foods' Board of Directors . . . . . . . . . . . . . .  33
      15.5. Access to Records . . . . . . . . . . . . . . . . . . . .  33
      15.6. Customer Introductions  . . . . . . . . . . . . . . . . .  33
      15.7. Second Closing Date . . . . . . . . . . . . . . . . . . .  33

16.   INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . .  33
      16.1. By Cuddy and Cuddy International  . . . . . . . . . . . .  33
      16.2. By Wampler-Longacre and WLR Foods . . . . . . . . . . . .  35






















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17.   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . .  36
      17.1. Termination . . . . . . . . . . . . . . . . . . . . . . .  36
      17.2. Survival  . . . . . . . . . . . . . . . . . . . . . . . .  36

18.   MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . .  37
      18.1  Notices . . . . . . . . . . . . . . . . . . . . . . . . .  37
      18.2  Entire Agreement  . . . . . . . . . . . . . . . . . . . .  38
      18.3. Waivers and Amendment . . . . . . . . . . . . . . . . . .  38
      18.4. Governing Law; Venue  . . . . . . . . . . . . . . . . . .  39
      18.5. Binding Effect; No Assignment . . . . . . . . . . . . . .  39
      18.6. Counterparts  . . . . . . . . . . . . . . . . . . . . . .  39
      18.7. Specific Performance  . . . . . . . . . . . . . . . . . .  39
      18.8. Severability of Provisions  . . . . . . . . . . . . . . .  40
      18.9. Captions  . . . . . . . . . . . . . . . . . . . . . . . .  40

SIGNATURES      . . . . . . . . . . . . . . . . . . . . . . . . . . .  41















































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                               EXHIBIT INDEX


1.1(a)            Processing Facility
1.1(b)            Further Processing Facility
1.1(c)            Feed Mill
1.1(d)            Turkey Farms
1.1(e)            Scheduled Assets
1.3               Non-Competition and Name Transfer Agreement
2.1(c)            Cuddy's Capital Expenditures
3.1               Assumed Liabilities
5.3(a)            Real Estate Title Exceptions
5.8(a)            Opinion of Counsel to Cuddy
5.8(b)            Opinion of Counsel to Cuddy International
6.3               Opinion of Counsel to Wampler-Longacre and WLR Foods
7.3               Third Party Consents
9.5               Notes Receivable
9.8               Trademarks
9.10(a)           Regulatory Investigations or Audits
9.10(c)           Off-site Treatment, Storage and Disposal Locations
9.16              Transactions with Affiliates
13.3              Registration Rights Agreement
13.4              Voting Trust Agreement








































                                          -v-
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                          ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is made and entered into this 27th day of July, 1994, by and among CUDDY FARMS, INC., a North Carolina corporation

(Cuddy), CUDDY INTERNATIONAL CORPORATION, a corporation incorporated under the laws of Ontario and controlling shareholder of Cuddy (Cuddy

International), WLR FOODS, INC., a Virginia corporation (WLR Foods), and

WAMPLER-LONGACRE, INC., a Virginia corporation and wholly-owned subsidiary of WLR Foods (Wampler-Longacre) ("WLR Foods" and "Wampler-Longacre"

collectively sometimes referred to herein as "Wampler").

                                  RECITALS

      A.    Cuddy operates two divisions.  The farm division is a major supplier of turkey eggs and poults with facilities in North Carolina, South

Carolina, Iowa, Missouri, Ohio, Virginia and Minnesota (the Poult

Business).  The food division is an integrated turkey processor with three turkey processing facilities, a feed mill, grow-out operations, and an interest in a cold storage distribution center, all located in North

Carolina (the Business).

      B.    Cuddy desires to sell, and Wampler desires to purchase,

substantially all of the assets related to the Business, and certain additional assets more particularly described herein.

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      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties represent and agree as follows:

      1.    PURCHASE AND SALE OF ASSETS.

            1.1.  Assets to be Transferred.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date provided for in

Section 4, Cuddy shall sell, transfer and convey to Wampler all of the following assets (Assets):

                  (a)   All those certain tracts or parcels of land, with

improvements thereon, which comprise Cuddy's processing facility in

Marshville, North Carolina, which real estate is more particularly described on Exhibit 1.1(a) (Processing Facility) attached hereto.

                  (b)   All those certain tracts or parcels of land, with

improvements thereon, which comprise Cuddy's further processing facility,

including its research and development facility, in Monroe, North Carolina,

which real estate is more particularly described on Exhibit 1.1(b) (Further

Processing Facility) attached hereto.

                  (c)   All those certain tracts or parcels of land, with

improvements thereon, which comprise Cuddy's feed mill in Union County,

North Carolina, which real estate is more particularly described on Exhibit

1.1(c) (Feed Mill) attached hereto.

                  (d)   All those certain tracts or parcels of land, with

improvements thereon, which comprise Cuddy's three turkey grow-out farms in

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Union County, North Carolina, which real estate is more particularly described on Exhibit 1.1(d) (Turkey Farms) attached hereto.  The real estate described by these subsections (a), (b), (c) and (d) of this Section

1.1, and the improvements located thereon, shall hereinafter collectively be referred to as "Real Estate."  The Real Estate, together with the

Charlotte Facility (defined below) shall be referred to as "Facilities."

                  (e)   All machinery, fixtures, equipment, including all

poultry processing equipment and all computer and data processing equipment, tools, spare parts, cleaning and other supplies, furniture,

rolling stock and other tangible personal property of the Business located in or used for the benefit of the Facilities or that section of Cuddy's corporate headquarters to be leased by Wampler-Longacre according to a lease agreement described in Section 7.2 hereof, and including without limitation those assets listed on the schedules attached hereto as Exhibit

1.1(e) (Scheduled Assets).

                  (f)    All inventories held by the Business for resale,

including without limitation, live poultry and poultry products (whether dressed, packaged, processed, frozen or otherwise), and all inventories used in the Business including without limitation, all grain, feed and medication, supplies and all packaging inventory existing as of the Closing

Date (the Inventory).

                  (g)   All uncollected accounts receivable and notes

receivable of the Business, including without limitation, grower advances and receivables, as of the Closing Date.

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                  (h)   All right, title and interest of Cuddy in and to

all prepaid rentals and other prepaid expenses related to the Facilities made by Cuddy in the ordinary and usual course of business as of the

Closing Date.

                  (i)   All right, title and interest of Cuddy in and to

all customer lists, customer account records, personnel files and other business records of the Business (Business Records).

                  (j)   All trademarks, tradenames and other intangible

property used in connection with the Business, exclusive of the name or mark "Cuddy" as registered in the U.S. Patent and Trademark Office alone or in combination with other names or marks (such name or mark being the subject of the NonCompetition and Name Use Agreement described in Section

1.3 hereof).

                  (k)   All right, title and interest of Cuddy in and to

all franchises, leases, contracts, including all grower contracts, except those identified on Exhibit 9.16, and the sublease of the further processing facility in Charlotte, North Carolina (the Charlotte Facility),

and obligations assumed by Wampler pursuant to Section 3.1.

                  (l)   All right, title and interest of Cuddy in and to

all certificates of occupancy and other transferable licenses, permits and authorizations of regulatory authorities or private parties relating to the construction, use, operation or enjoyment of the Assets.

                  (m)   All claims of Cuddy against third parties relating

to the Assets.

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                  (n)   All policies of insurance for the benefit of any of

the Assets to the extent such policies are assignable and pro rata to the extent they cover the Assets and other assets.

                  (o)   All unfilled orders for the sale of any inventory

and by-products.

                  (p)   An exclusive license to use, in the continental

United States, all patents issued to and owned by Cuddy for use in the

Business for the duration of the term for which such patents were issued.

                  (q)   All right, title and interest in "Cuddy/Modern

Storage," a North Carolina general partnership (the Cold Storage Facility).

                  (r)   Cuddy's post office box and address at:  P. O. Box

668, Marshville, North Carolina, 28103.

            1.2   Excluded Assets.  Cuddy is retaining its Poult Business.

Cuddy corporate headquarters are located in Marshville, North Carolina, and

Cuddy is retaining ownership of the commercial building and its contents,

other than those items specifically listed on Exhibit 1.1(e).  All hedging contracts and related balances of Cuddy are excluded from this transaction.



            1.3.  NonCompetition and Name Use Agreement.  On the Closing

Date, Cuddy and Cuddy International will enter in to, and Cuddy will cause

A.M.C Family Holdings, Ltd. and Messr. A.M. Cuddy, Cuddy's shareholders, to enter into a Non-Competition and Name Use Agreement with Wampler-Longacre in substantially the same form as Exhibit 1.3 (Non-Competition and Name Use

Agreement) attached

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hereto.  Cuddy will use all reasonable efforts to cause D. Bruce Cuddy to enter into a substantially similar but separate NonCompetition and Name Use

Agreement.

      2.    PURCHASE PRICE AND PAYMENT.

            2.1.  Purchase Price.

                  (a)    The purchase price for the Assets shall be

Seventy-Three Million Three Hundred Thousand Dollars ($73,300,000.00)

subject to the Post-Closing Adjustments as defined in Section 2.1(c) below.

                  (b)   Within 30 days following the Closing Date, auditors

KPMG Peat Marwick shall prepare and deliver to Cuddy and Wampler an audited schedule of working capital of the Business as of the commencement of business on the Closing Date (Closing Date Working Capital) according to generally accepted accounting principles, consistently applied; provided,

however, that the following items shall be excluded from the determination of working capital:

                        (i)   Cash accounts, except those cash accounts set

up to fund specific liabilities assumed by Wampler;

                        (ii)  Any accounts related to hedging activities;

                        (iii) Prepaid insurance accounts where the

insurance policy will not be transferred to Wampler;

                        (iv)  Short-term borrowing, current installments of

long-term borrowing, and related accrued interest;

                        (v)   officer receivables;

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                        (vi)  deposits held by Cuddy, payments paid by

Cuddy on account of non-competition obligations, and the interest in the

Cuddy/Modern Storage partnership (which are to be conveyed in the transaction as other assets); and, provided further that;

                        (vii) repairs and maintenance, exclusive of truck

parts, shall not be adjusted from the value of $185,000 as set forth in the statement of working capital reflected on a May 31, 1994 balance sheet which was internally prepared by Cuddy and previously delivered to Wampler

(May Balance Sheet);

                        (viii) the inventory write-up, if any,

attributable to feed costs in finished products resulting from adjusting standard costing methods utilized in the May Balance Sheet to generally accepted accounting principles for the Closing Date Working Capital shall not exceed $300,000.

                  (c)   The purchase price set forth in Section 2.1(a)

above shall be adjusted according to the following post-closing determinations (Post-Closing Adjustments):

                        (i)   The purchase price shall be increased by the

excess of Closing Date Working Capital over $40,400,000, or decreased by the excess of $40,400,000 over the Closing Date Working Capital; and

                        (ii)  The purchase price shall be increased by the

excess of the  amount of expenditures, as determined by KPMG Peat Marwick,

related to Cuddy's capital expenditure program set forth on Exhibit 2.1(c)

and

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reflected in construction in progress of the Further Processing Facility as of the Closing Date over $467,725 (Cap Ex Audit).

            (d)   During the ten (10) days following Cuddy's receipt of the

Closing Date Working Capital and Cap Ex Audit as required by Section 2.1(b)

and (c) hereof, Cuddy's auditors, Potter & Company, shall be permitted to review the Closing Date Working Capital and Cap Ex Audit and working papers of KPMG Peat Marwick related thereto.  If any matter is in dispute and cannot be resolved in such ten (10)-day period, both accounting firms shall, within an additional five (5)-day period following expiration of

Potter & Company's ten (10)-day review period, submit the question or questions in dispute to Price Waterhouse which shall resolve the dispute within ten (10) days after the questions are referred to them and whose decisions shall be final and binding on all parties hereto.

                  One business day after the earlier of Cuddy and Wampler

agreeing on the Post Closing Adjustments or the final decision of Price

Waterhouse, the payments described in Section 2.2(c) below shall occur (the

Second Closing Date).

            2.2.  Payment.

                  (a)   On the Closing Date, Wampler-Longacre shall pay to

or for the benefit of Cuddy, by certified or bank cashier's check or other current funds acceptable to Cuddy, the sum of Forty-Two Million Five

Hundred Thousand Dollars ($42,500,000); and

                  (b)   On the Closing Date, subject to the restrictions

described in Section Section 13 hereof, WLR Foods shall issue to the independent corporate

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trustee of the Voting Trust Agreement described in Section 13.4 hereof (the

Trustee), for the benefit of Cuddy that number of shares of WLR Foods common stock, rounded to the nearest whole number, which is determined by dividing the sum of Thirty Million Eight Hundred Thousand Dollars

($30,800,000) by the weighted average closing price of WLR Foods common stock as quoted by NASDAQ's National Market System for the ten (10)

consecutive WLR Foods common stock trading days ending at the close of market two business days prior to the Closing Date; provided, however, that if such average is below $24.00 per share, $24.00 shall be the  divisor and if such average is above $28.00 per share, $28.00 shall be the divisor

(Stock Value), less 100,000 shares.

            (c)   On the Second Closing Date, (i) if the purchase price,

after making the Post-Closing Adjustments, exceeds $73,300,000, WLR Foods shall issue to the Trustee on behalf of Cuddy 100,000 shares of WLR Foods common stock plus that additional number of shares of WLR Foods common stock, rounded to the nearest whole number, which is determined by dividing the sum of the Post-Closing Adjustments by the Stock Value; (ii) if the

purchase price, after making the Post-Closing Adjustments, is equal to

$73,300,000, WLR Foods shall issue to the Trustee on behalf of Cuddy

100,000 shares of WLR Foods common stock; or (iii) if the purchase price,

after making the Post-Closing Adjustments is less than $73,300,000, WLR

Foods shall issue to Cuddy 100,000 shares reduced by that number of shares of WLR Foods common stock, rounded to the nearest whole number, which is determined by dividing the sum of the Post-Closing Adjustments by the Stock

Value;

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provided, however, that if the Post-Closing Adjustments exceed the Stock

Value of 100,000 shares of WLR Foods common stock, Cuddy shall pay to WLR

Foods a sum equal to such excess amount, in cash.  Any stock issuances shall be subject to the restrictions set forth in Section 13.

            2.3.  Allocation.  Cuddy and Wampler agree to allocate a

portion of the purchase price described in Section 2.1 under Class III assets in accordance with Internal Revenue Code Section 1060 on the

Forms 8594 filed by both parties with the Internal Revenue Service as required by law.  The allocation to those assets is listed below:

            Land                                $3,060,000
            Land Improvements                      900,000
            Buildings and Related Components    12,450,000
            Equipment                           15,790,000

            Accounts receivable, the covenant not to compete, and any other

Class III assets not listed above will be determined as of the Closing Date and will be included on the Forms 8594.

      3.    ASSUMPTION OF LIABILITIES.

            3.1   Liabilities Assumed by Wampler-Longacre.  As further

consideration for the transfer of Assets by Cuddy to Wampler-Longacre,

Wampler-Longacre agrees, upon the terms and subject to the conditions set forth herein, to assume all ordinary and customary accounts payables of the

Business as of the Closing Date specifically excluding checks presented but unpaid, and all accruals and

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obligations arising under the contracts (including all the grower contracts) leases and other agreements listed on Exhibit 3.1 (Assumed

Liabilities).

            3.2.  Excluded Liabilities.  Other than obligations or

liabilities related to the Business which accrue after the Closing Date,

Wampler-Longacre does not assume, nor does it agree to pay, any debts,

liabilities, or obligations not referred to in Section 3.1, including any federal, state, or local income taxes or payroll taxes (except to the extent included in Closing Date Working Capital) of Cuddy, whether for the period ending as of the Closing Date or any prior period, or any other taxes of any kind or nature for such periods.  Cuddy shall remain liable for any defaults or acts or any claims occurring or made prior to the

Closing Date in connection with the Business, regardless of whether any suits, proceedings or claims with respect thereto arise before or after the

Closing Date.  Wampler-Longacre shall not assume or be liable for any tax liability of Cuddy in respect of any profit derived from the sale provided for in this Agreement.  Further, Wampler-Longacre shall not assume any liability for products shipped prior to the Closing Date, nor for any leases, contracts, or any other agreements not listed in Schedule 3.1 hereto, other than such contracts, agreements, orders and other transactions incurred or entered into by Cuddy after the date hereof in the ordinary course of the Business prior to the Closing Date. It is expressly agreed that Wampler-Longacre assumes no obligation to continue any employee welfare or benefit plan currently maintained by Cuddy.

            3.3   Employees.  On the Closing Date, Wampler-Longacre will

offer continued employment to all Cuddy employees then employed in the

Business with
salary and benefits, taken as a whole and where administratively practicable, comparable to what Cuddy provided prior to the Closing Date,

except as to any key executive benefit arrangements.  Cuddy will have no ongoing obligation for employees who accept the Wampler-Longacre offer, and

Wampler-Longacre shall have no ongoing obligation to retain employees for any specific term.

      4.    CLOSING AND CLOSING DATE.  The closing of the transactions anticipated by this Agreement shall take place within three business days after Hart-Scott-Rodino clearance is obtained at the offices of Wharton,

Aldhizer & Weaver, as the parties may mutually agree in writing (Closing

Date).  TIME IS OF THE ESSENCE TO THE CLOSING OF THIS TRANSACTION.

      5.    CONDITIONS TO WAMPLER'S DUTY TO CLOSE.  The obligations of

Wampler to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the covenants and conditions set forth in Sections 7 and 8 herein and the following conditions and the receipt of the following documents (subject to the right of Wampler to waive any such requirement):

            5.1.  Certificate as to Representations and Warranties.  All of

the representations and warranties of Cuddy and Cuddy International contained in this Agreement or in any certificate, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects on and as of the Closing Date, and Cuddy and Cuddy

International shall deliver to Wampler certificates signed by a senior officer to such effect.

            5.2.  Certificate as to Corporate Authority.  A copy of the appropriate board resolutions of Cuddy and Cuddy International authorizing the execution and performance of this Agreement and all necessary documents to consummate this Agreement as certified by a senior officer shall be delivered at closing.

            5.3.  Closing Documents.  The following documents shall be delivered at Closing:

                  (a)   Deeds conveying title to the Real Estate with

General Warranty and otherwise in accordance with the form of warranty deed customarily used for conveyance of North Carolina real property, but subject to easements, covenants and restrictions of record to the extent the same lawfully affect the Real Estate to Wampler-Longacre.  Wampler's obligation to close shall be conditioned upon Cuddy's being able to convey marketable title to the Real Estate, subject only to the title exceptions listed in Exhibit 5.3(a), and such other matters as do not materially adversely affect marketability of title.  In the event an examination of title or survey of the Real Estate reveals objections to title not described above, Wampler shall give Cuddy prompt notice thereof.  Upon receipt of notice of objection, Cuddy shall have the right (but not the obligation) to attempt to cure the defect, and shall thereby be entitled to a reasonable extension of the Closing Date during which to attempt to cure the defect, but not more than 30 days.  If the defect is not cured,

Wampler-Longacre shall, within ten (10) days following the expiration of the 30-day
period or earlier notice from Cuddy regarding the defect, as the case may be, either (i) waive the defect and promptly proceed to closing under this

Agreement without reduction in the purchase price set forth in Section 2.1,

or (ii) terminate this Agreement by written notice to Cuddy.  To the extent an owner's policy of title insurance can be obtained by Wampler from

Lawyers Title Insurance Corporation, without exception to such objections,

Wampler-Longacre waives any such objection and agrees to look solely to such policy for the title insurance with respect to that objection.

                  (b)   Bills of sale as to the Assets containing the

following two representations:  (i) all Inventory is of a quality and quantity which are saleable and usable in the ordinary course of the

Business other than ordinary spoilage, and other than obsolete packaging material, and (ii) all of the machinery, equipment and vehicles taken as a whole are in working order and suitable for their intended purposes within

the Business.   The portion of the total purchase price represented by WLR

Foods common stock shall be in exchange for Cuddy's transfer of that amount of inventory and, if necessary, an appropriate amount of accounts receivable, reflected in a bill of sale from Cuddy to WLR Foods.  The balance of the Assets conveyed pursuant to a bill of sale shall be conveyed by a bill of sale from Cuddy to Wampler-Longacre.

                  (c)   Motor vehicles certificates of title, duly endorsed

to Wampler-Longacre, for all titled rolling stock of the Business.

                  (d)   An assignment or assignments of Assumed Liabilities

to Wampler-Longacre.

                  (e)   Satisfactory evidence of the consent of any third

party whose consent must be obtained to transfer the Assets and assign the

Assumed Liabilities, specifically including the required written consent of

ConAgra to the assignment of Cuddy's existing sublease related to the

Charlotte Facility and, subject to Section 8.4, the consent of Cuddy's partner in Cuddy/Modern Storage.

            5.4.  Business Records.  The Business Records shall be

delivered to Wampler-Longacre.

            5.5.  Non-Competition and Name Use Agreement.  Executed copies of the Non-Competition and Name Use Agreement described in Section 1.3 shall be delivered to Wampler.

            5.6.  Trademark Assignments.  An assignment of all trademarks,

tradenames and other intangible property used in connection with the

Business as described in Section 1.1(j).

            5.7.  License of Patents.  An exclusive license of all patents issued to and owned by Cuddy as set forth in Section 1.1(p).

            5.8.  Opinion of Counsel.  An opinion of Griffin, Caldwell,

Helder & Lee, counsel for Cuddy and an opinion of Blake, Cassels & Graydon,

counsel for Cuddy International, both dated as of the Closing Date,

substantially as set forth in Exhibit 5.8(a) and 5.8(b) respectively.

            5.9.  Environmental Audit.  Receipt of a copy of the existing environmental site assessments, if any, as to the Real Estate, and the Cold

Storage Facility within the possession or control of Cuddy.  Receipt of an environmental site assessment as to the Charlotte Facility or any other

Real Estate.  If any environmental audit reveals any matters requiring corrective action, the parties hereto shall discuss and agree as to any corrective action recommended by such report and the allocation of the cost and responsibility therefor.

            5.10. Bulk Sales.  Wampler hereby waives compliance by Cuddy with the provisions of any so-called bulk transfer laws in connection with the sale of the Assets, and Cuddy and Cuddy International hereby agree to indemnify and hold harmless Wampler against any and all liabilities which may be asserted against Wampler as a result of such non-compliance.

      6.    CONDITIONS TO CUDDY'S DUTY TO CLOSE.  The obligations of Cuddy to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the conditions set forth in Sections 7 and 8 and the following conditions and the receipt of the following documents (subject to the right of Cuddy to waive any such condition):

            6.1.  Representations and Warranties True.  All the

representations and warranties of Wampler-Longacre and WLR Foods contained in this Agreement or in any certificate, document or instrument delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects on and as of the Closing

Date, and Wampler-Longacre and WLR Foods shall deliver to Cuddy a certificate signed by their respective secretaries or assistant secretaries to such effect.

            6.2.  Certificate as to Corporate Authority.  A copy of the appropriate board resolutions of Wampler-Longacre and WLR Foods authorizing the execution and performance of this Agreement, including the reservation of 200,000 shares of WLR Foods common stock for possible distribution to

Cuddy pursuant to Section 2.2(c), and all necessary documents to consummate this Agreement as certified by their respective secretaries or assistant secretaries shall be delivered at Closing Date.

            6.3.  Opinion of Counsel to Wampler-Longacre and WLR Foods.  An

opinion of Wharton, Aldhizer & Weaver, counsel for Wampler-Longacre and WLR

Foods, dated as of the Closing Date, substantially as set forth in

Exhibit 6.3.

            6.4.  Assumption of Liabilities.  Written acknowledgement of assumption as to any Assumed Liabilities shall be delivered on the Closing

Date in a form reasonably suitable to Cuddy's counsel.

            6.5.  Purchase Price.  The consideration set forth in Section

2(a) and (b) shall be delivered at the Closing Date.

      7.    CONDITIONS TO CUDDY'S AND WAMPLER'S DUTY TO CLOSE.  The

obligations of Cuddy or Wampler to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing

Date, of the following conditions and the receipt of the following documents (subject to the right of any party to waive any such condition on its own behalf):

            7.1.  Ancillary Agreements.  Cuddy and Wampler-Longacre shall enter into an office lease and computer operations agreement, a poult supply agreement, a feed supply agreement and a breeder hen processing agreement within 7 days of the date hereof effective as of the Closing Date on terms acceptable to them.

            7.2.  Anti-Trust Laws Compliance.  Cuddy and Wampler shall have duly complied with all provisions of the Hart-Scott-Rodino Anti-trust

Improvements Act of 1976 applicable hereto.

            7.3.  Consents.  Cuddy shall have obtained all necessary third party consents and approvals as set forth on Exhibit 7.3.

            7.4.  Litigation.  No United States or state court or other entity of competent jurisdiction shall have enacted, issued, promulgated,

enforced or entered any statute, rule, regulation, judgment, decree,

injunction or other order (whether temporary, preliminary or permanent)

which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

      8.    COVENANTS PRIOR TO CLOSING DATE.

            8.1   Access.  Until the Closing Date, Cuddy shall give the

authorized representatives of Wampler access, during normal business hours and upon reasonable notice, to all of the records and properties of Cuddy relating to the Assets.  Cuddy will furnish the representatives of Wampler during such period with all information as such representatives may reasonably request and cooperate with such representatives in connection with such review and examination.

            8.2.  Operation of the Business.  Cuddy agrees that from the date hereof until the Closing Date, except as otherwise provided below, it will operate the Business substantially as presently operated and only in the ordinary course, and, consistent with such operation, it will (i)

maintain its assets and properties in good repair, order and condition,

reasonable wear and tear accepted; (ii) maintain in full force and effect all patents, trademarks, patent and trademark applications, copyrights,

franchises, licenses, permits, easements and rights and other authorizations currently in effect; (iii) use all reasonable efforts to maintain in full force and effect the insurance policies and binders currently in effect, including, without limitation, those listed on Exhibit

9.17 or to obtain equivalent policies and binders with insurers approved in writing by Wampler; (iv) use all reasonable efforts to keep available the services of its present officers, employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors, and any others having business relations with Cuddy; (v) promptly advise Wampler in writing of the commencement of any claim, action, suit or proceeding,

arbitration or investigation when the amount claimed is $50,000 or more in the aggregate or the occurrence of any development of a nature that is or may reasonably be expected to be materially adverse to the operations,

properties, assets or prospects of the Business; (vi) not propose or take any action which would make any representation or warranty in Section 9 hereof untrue; (vii) maintain salaries, bonuses and other compensation levels as of the date hereof; and (viii) maintain computation methods for payment to growers consistent with those methods used as of the date hereof and not pay any discretionary bonuses.

            8.3.  Grower Contracts.  Prior to the Closing Date, the grower contracts listed on Exhibit 9.16 shall have been restated into standard grower contracts substantially similar to the grower contracts presently in use by Cuddy for non-related parties.

            8.4.  Cuddy/Modern Storage.  Cuddy shall use all reasonable efforts and work with Wampler-Longacre to obtain Modern Storage Company's agreement to (i) accept Wampler-Longacre as a partner in Cuddy/Modern

Storage, a North Carolina general partnership, and (ii) continue the partnership despite the transfer of Cuddy's partnership interest to

Wampler-Longacre.

            8.5.  Publicity.  Cuddy and Wampler shall consult with and obtain approval from each other prior to making any filings with any regulatory authority; provided, however, that WLR Foods shall be permitted to make all required disclosures regarding this Agreement, including details as to price and terms.  Cuddy shall consult with and obtain approval from Wampler prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby.

            8.6.  Cooperation and Disclosures.  (a)  Each party shall use all reasonable efforts (i) to prepare and promptly file all necessary documentation, to effect all necessary applications, notices, petitions,

filings and other documents, and to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to this

Agreement and (ii) to obtain (and to cooperate with the other party to obtain) as promptly as practicable any consent, authorization, order or approval of, or any exemption by, any regulatory authority and any private third party which is required to be obtained or made by such party in connection with this Agreement.

                  (b)   Cuddy shall use all reasonable efforts to obtain

necessary consents and approvals and shall permit Wampler's advisors to work directly to obtain such consents.

                  (c)   Each party shall have the right to review in

advance all the information relating to the other parties which appears in any filing made with, or written materials submitted to, any regulatory authority in connection with the transactions contemplated by this

Agreement.  In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable.  Each party agrees that it will consult with the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of matters relating to completion of

the transactions contemplated herein.   The parties agree that all

proprietary information will be maintained as such except as otherwise permitted by this Agreement.

            8.7.  Acquisition Proposals.  Cuddy agrees that neither it nor any of its related entities shall directly, through any officer, director,

agent, employee or
representative, initiate or solicit or respond to, on or after the date hereof, and up to and including the Closing Date or the date of termination of this Agreement in accordance with the terms hereof (as the case may be),

any inquiries or the submission of any proposals or offers from any person relating to any merger, consolidation or similar business combination involving the Business.

            8.8   Good Faith.  The parties agree to act in good faith and

use all reasonable efforts to execute the ancillary agreements referred to in Section 7.1 previously agreed to as soon as final versions are available and to satisfy all other conditions of this agreement within their respective power.

            9.    REPRESENTATIONS AND WARRANTIES OF CUDDY.  Cuddy hereby

represents and warrants to Wampler as follows:

            9.1.  Organization, Power and Authority.  Cuddy is a

corporation duly organized and existing in good standing under the laws of

North Carolina with all necessary corporate power and authority to carry on its business as now being conducted and to own, lease and operate the

Assets.

            9.2.  Due Authority; No Breach.  The execution and delivery by

Cuddy of this Agreement and the performance by Cuddy of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Cuddy.  This Agreement is a valid and binding obligation of

Cuddy, and each instrument contemplated by this Agreement, when executed and delivered by Cuddy in accordance with the provisions hereof, will be a valid and binding obligation of Cuddy, in each case enforceable against

Cuddy in accordance with its terms (except as such enforceability may be limited by applicable creditors' rights law).

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of any provision of the Certificate of Incorporation or

Bylaws of Cuddy, (b) except as disclosed on any exhibit to this Agreement,

constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) in the terms, conditions or provisions of any material obligation (or obligations which in the aggregate would be material) to which Cuddy is a party or by which Cuddy or the Assets are bound; (c) violate any judgment, order or award of any court,

administrative agency or governmental body against or binding upon Cuddy or the Assets, or (d) constitute a violation by Cuddy of any law or regulation of any jurisdiction as it relates to Cuddy or the Assets.

            9.3.  Liabilities.  Except for the Assumed Liabilities, Cuddy

has no accrued or absolute liabilities, debts or obligations, and to the best of its knowledge, no contingent liabilities, debts or obligations,

which will, subsequent to the Closing Date in any manner materially adversely affect any of the Assets or the Business.  Cuddy has no knowledge of any material breach or default, or claimed or alleged breach or default by Cuddy, or any other party under any term or provision of any of the

Assumed Liabilities, and to the knowledge of Cuddy, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a breach or default by Cuddy or any other party thereunder.

            9.4.  Ownership of Assets.  The Assets as described in Section

1.1 and the Exhibits thereto are complete and accurate descriptions and listings of all
material assets used to conduct the Business, as conducted by Cuddy, which is being sold to Wampler.  Except as set forth on Exhibit 9.4 or any other exhibit to this Agreement, Cuddy is the owner of the Assets and has good and marketable title to all such Assets, free and clear of any lien, charge or other encumbrance, except for:  (a) statutory liens for current taxes or assessments not yet due or delinquent, (b) mechanics', carriers', workers',

repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Cuddy, none of which are of character, amount or extent which materially detract from the value, or interfere with respect to the properties subject thereto, or otherwise impair operations of the Business and (c) such other liens, imperfections of title, charges, easements,

restrictions, encumbrances and other matters of similar nature which do not relate to borrowed money and do not materially interfere with the operation of the Business.

            9.5.  Accounts and Notes Receivable.  All accounts and notes receivable reflected on the May Balance Sheet, and all accounts and notes receivable of Cuddy arising subsequent to October 30, 1993, have arisen only in the ordinary course of business for goods sold and delivered or services performed.  Exhibit 9.5 is a complete listing of all notes receivable as of the May Balance Sheet.  The reserves for bad debts reflected on the May Balance Sheet are in accordance with generally accepted accounting principles.

            9.6.  Inventory.  All inventory reflected on the May Balance

Sheet, a complete copy of which has been provided to Wampler by Cuddy, and all inventory
acquired by Cuddy subsequent to October 30, 1993 is reported in a manner consistent with past practice.

            9.7.  Litigation.  There is no pending (or, to Cuddy's

knowledge, threatened) judicial, administrative or arbitral action, suit or proceeding against Cuddy which, if adversely determined, could reasonably be expected to have a material adverse affect on the Assets or the Business or result in any material adverse change in the Assumed Liabilities or which questions the validity of this Agreement or any action taken or to be taken in connection herewith.  Cuddy is not subject to any material order or injunction of any court or governmental agency or body involving the

Business or the Assets.  Cuddy is not conducting or carrying on business or affairs in violation of any federal, state, or local law or regulation, or court or administrative order, which violation could reasonably be expected to affect, materially and adversely, the Business or the Assets.

            9.8.  Trademarks.  Exhibit 9.8 contains an accurate and

complete list of Cuddy's trademarks, trade names, service marks and brand names included in the Assets or the operation of the Business except those containing the "Cuddy" name.  Except as disclosed on Exhibit 9.8, each trademark, trade name, service mark, or brand name included in the Assets is owned solely by Cuddy or an affiliated corporation free and clear of all liens and restrictions (other than restrictions applicable generally to trademarks, trade names, service marks or brand names) and is not currently being challenged in any way, and to the knowledge of Cuddy, the use by Cuddy thereof as presently utilized does not infringe upon or conflict with the rights of any person.

            9.9.  Licenses; Permits.  Cuddy has all material governmental license, permits, authorizations, and approvals and has made all material filings and registrations which are necessary in order to enable Cuddy to conduct the Business in all material respects.

            9.10. Compliance with Environmental and Other Laws.

                  (a)   Except as set forth in Exhibit 9.10(a) or as

disclosed in the assessment reports to be delivered under Section 5.7,

Cuddy is in material compliance with all federal, state or local law,

regulation, ordinance or code concerning environmental matters, or concerning health and consumer or employment safety matters, including without limitation, applicable regulations, ordinances, permits, standards and agreements, the failure to comply with which would affect, materially and adversely, the Business or the Assets.  A list of all regulatory investigations or audits pertaining to the Business, including any tax audits, since January 1, 1991, is set forth in Exhibit 9.10(a).

                  (b)   Cuddy, to the best of its knowledge, has not

discharged, disposed, released, placed, or dumped onto or under the

Facilities (or into the air or water on or surrounding such premises) any

"hazardous substances" or "toxic substances" as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of

1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource

Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., any amendments to the aforementioned laws heretofore enacted, and in the regulations adopted pursuant to such laws which were in effect on the date of this Agreement.

                  (c)   Exhibit 9.10(c) contains a complete and accurate

list of all off-site treatment, storage, and disposal locations, including without limitation, landfills, surface impoundments, waste piles, recycling facilities, incinerators, and regeneration plants, which have been used by

Cuddy for the management of solid wastes and any "hazardous substances" or

"toxic substances" as those terms are defined in the Comprehensive

Environmental Response, Compensation and Liability Act of 1980, as amended,

42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery

Act, 42 U.S.C. Section 6901, et seq., any amendments to the aforementioned laws heretofore enacted, and in the regulations adopted pursuant to such laws which are in effect on the date of this Agreement, and Cuddy has not received any written notice from any governmental agency or private or public entity that it is responsible or potentially responsible for response costs with respect to a release or threat of a release of any

"hazardous substances" or "toxic substances" as those terms are defined in the Comprehensive Environmental Response, Compensation and Liability Act of

1980, as amended, 42 U.S.C. Section 9601, et seq., the Resource

Conservation Recovery Act, 42 U.S.C. Section 6901, et seq., any amendments to the aforementioned laws heretofore enacted, and in the regulations adopted pursuant to such laws which were in effect on the date of this

Agreement.

            9.11. Labor.

                  (a)   With respect to employees of Cuddy:

                        (i)   Cuddy is and has been in compliance in all

material respects with all applicable laws governing employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination and occupational safety and health requirements, and Cuddy has not engaged in any unfair labor practices;

                        (ii)  there is no litigation, arbitration

proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of Cuddy, proposed or threatened against Cuddy relating to employment, employment practices, terms and conditions of employment or wages and hours.

                  (b)   Cuddy has no collective bargaining relationship or

duty to bargain with any labor union or organization, and Cuddy has not recognized any labor union or organization as the collective bargaining representative of any of its employees.

            9.12. Bonuses and Vacation Policies.  The list of all

compensations, bonus arrangements, labor or employment contracts and any accrued vacation or sick leave benefits and all other fringe benefits presently being furnished to Cuddy employees related to the Business,

including any profit sharing plans, hospitalization, group life insurance and reimbursable expenses presently furnished by Cuddy to such employees,

previously provided to Wampler by Cuddy is a true, complete and accurate representation of such matters.

            9.13. Taxes.  All tax returns and reports of Cuddy relating to the Business required by law to be filed have been duly filed and all taxes, assessments, fees and other governmental charges upon Cuddy which are due have been paid, other than those which are presently payable without penalty or interest, or the failure to comply with which would not affect, materially and adversely, the Business or the Assets.

            9.14. Leases.  Included in Exhibit 3.1 is a list of all leases with respect to the Assets which will be assumed by Wampler-Longacre, and

Cuddy has furnished to Wampler-Longacre complete and correct copies of all such leases (including all amendments thereto).  All such leases are valid,

binding and in full force and effect against Cuddy and, to the best of

Cuddy's knowledge, valid, binding and in full force and effect against the respective lessors and have not been materially amended or modified except as disclosed.  Cuddy is not in default, and no notice of alleged default has been received by Cuddy, under any such leases.  To Cuddy's knowledge,

no lessor is in default or alleged to be in default under any such leases.

To the best of Cuddy' knowledge, there exists no condition or event which,

after notice or lapse of time or both, would constitute a material default by Cuddy.

            9.15.  Financial Statements.  Cuddy has delivered to Wampler-

Longacre:  (i) its audited balance sheets as at October 30, 1993 and

October 31, 1992, and the related audited statements of income, changes in shareholders' equity and cash flow, together with the report thereon of

Potter & Company, independent certified public accountants; and (ii) the

May Balance Sheet and the related unaudited statement of income for the period then ended. The audited financial statements and notes fairly present the financial condition and results of operations of the Cuddy as at the respective dates thereof and for the periods therein referenced, all in accordance with generally accepted accounting principles; the financial statements referred to in this section reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

                  Since October 30, 1993, Cuddy has conducted its business

in the ordinary course of business and there has not been (i) any change in

Cuddy of which its management has knowledge which is reasonably likely to result in a material adverse effect on Cuddy; (ii) any material transactions such as a transfer of assets to related parties, a contract cancellation, an asset sale or transfer or a loss other than in the ordinary course of business; (iii) any development (exclusive of general economic factors affecting business in general) or threatened development of a nature that is or may be materially adverse to the operations, assets,

properties or property of the Business; or (iv) any change by Cuddy in accounting principles, practices or methods (except as required by changes in generally accepted accounting principles as concurred to by Cuddy's independent auditors).

            9.16. Transactions with Affiliates.  No director, officer or shareholder of Cuddy, or any member of such person's family, owns or has an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relations of any kind with the Business, other than by ownership of less than two percent of the stock of a publicly-held corporation and except as disclosed on Exhibit 9.16.

            9.17. Insurance.  The copies of policies, insurance

certificates, and binders previously provided to Wampler by Cuddy accurately identifies all fire, liability, product liability, vehicular,

title and other insurance held by or on behalf of Cuddy relating to the

Business.

      10.   REPRESENTATIONS OF CUDDY INTERNATIONAL.  Cuddy International

hereby represents and warrants to Wampler as follows:

            10.1. Organization, Power and Authority.  Cuddy International

is a corporation duly organized and existing in good standing under the laws of the Ontario.  Cuddy International has all necessary corporate power and authority to enter into and be bound by the terms and conditions of this Agreement.

            10.2. Due Authority; No Breach.  The execution and delivery by

Cuddy International under this Agreement, and the performance by Cuddy

International of its obligations contemplated hereby, have been duly authorized by all necessary corporate action.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of the articles of incorporation or Bylaws of Cuddy International or constitute a default in the terms, conditions or provisions of any material obligation to which Cuddy International is a party or by which Cuddy International is bound, violate any judgment, order or award of any court, administrative agency or governmental body against or binding upon Cuddy International or constitute a
violation by Cuddy International of any law or regulation of any jurisdiction as it relates to Cuddy International.

      11.   REPRESENTATIONS AND WARRANTIES OF WAMPLER-LONGACRE.  Wampler-

Longacre hereby represents and warrants to Cuddy as follows:

            11.1. Organization, Power and Authority.  Wampler-Longacre is a

corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia.  Wampler-Longacre has all necessary corporate power and authority to enter into and be bound by the terms and conditions of this Agreement.

            11.2. Due Authority; No Breach.  The execution and delivery by

Wampler-Longacre of this Agreement, and the performance by Wampler-Longacre of the transactions contemplated hereby, have been duly authorized by all necessary corporate action.  This Agreement is a valid and binding obligation of Wampler-Longacre, and each instrument contemplated by this

Agreement, when executed and delivered by Wampler-Longacre in accordance with the provisions hereof, will be a valid and binding obligation of

Wampler-Longacre, in each case enforceable against Wampler-Longacre in accordance with its terms (except as such enforceability may be limited by applicable creditors' rights laws).  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of the Certificate of

Incorporation or Bylaws of Wampler-Longacre or constitute a default in the terms, conditions or provisions of
any material obligation to which Wampler-Longacre is a party or by which

Wampler-Longacre is bound, violate any judgment, order or award of any court, administrative agency or governmental body against or binding upon

Wampler-Longacre or constitute a violation by Wampler-Longacre of any law or regulation of any jurisdiction as it relates to Wampler-Longacre.

      12.   REPRESENTATIONS AND WARRANTIES OF WLR FOODS.  WLR Foods hereby represents and warrants to Cuddy as follows:

            12.1. Organization, Power and Authority.  WLR Foods is a

corporation duly organized and existing in good standing under the laws of the Commonwealth of Virginia.  WLR Foods has all necessary corporate power and authority to enter into and be bound by the terms and conditions of this Agreement.

            12.2. Due Authority; No Breach.  The execution and delivery by

WLR Foods under this Agreement, and the performance by WLR Foods of the transactions contemplated hereby, have been duly authorized by all necessary corporate action.  Neither the execution and delivery of this

Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of the Certificate of

Incorporation or Bylaws of WLR Foods or constitute a default in the terms,

conditions or provisions of any material obligation to which WLR Foods is a party or by which WLR Foods is bound, violate any judgment, order or award of any court, administrative agency or governmental body against or binding upon WLR Foods or constitute a violation by WLR Foods of any law or regulation of any jurisdiction as it relates to WLR Foods.

            12.3. Reports.  WLR Foods has previously delivered to Cuddy a true and complete copy of its Annual Report on Form 10-K for the fiscal year ended July 3, 1993, Quarterly Reports on Form 10-Q for each quarter ending after July 3, 1993, and each communication sent by WLR Foods to its shareholders generally since such date.  None of such documents or information contains an untrue statement of a material fact or omits a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Until the Closing, WLR Foods will deliver to Cuddy copies of any Annual

Reports on Form 10-K.  or Quarterly Reports on Form 10-Q filed, all communications sent by WLR Foods to its shareholders generally, and all press releases and other public statements relating to the transactions contemplated by this Agreement between the date hereof and the Closing

Date.

            12.4. Liabilities.  WLR Foods has no accrued or absolute

liabilities, debts or obligations, and to the best of its knowledge, no contingent liabilities, debts or obligations, which will, subsequent to the

Closing Date in any manner materially adversely affect its business.  WLR

Foods has no knowledge of any breach or default, or claimed or alleged breach or default by WLR Foods under any material agreement to which it is a party, and to the knowledge of WLR Foods, no event has occurred which,

with the passage of time or the giving of notice or both, would constitute a breach or default by WLR Foods.

            12.5. Litigation.  Except for pending or threatened litigation related to WLR Foods' efforts to resist a takeover attempt by Tyson Foods,

Inc., which
litigation has been disclosed to Cuddy, there is no pending (or, to the best of WLR Foods' knowledge, threatened) judicial, administrative or arbitral action, suit or proceeding against WLR Foods which, if adversely determined, could reasonably be expected to have a material adverse affect on WLR Foods' business or which questions the validity of this Agreement or any action taken or to be taken in connection herewith. WLR Foods is not subject to any material order or injunction of any court or governmental agency or body involving the its business.  WLR Foods is not conducting or carrying on business or affairs in violation of any federal, state, or local law or regulation, or court or administrative order, which violation could reasonably be expected to affect, materially and adversely, its business.

            12.6. WLR Stock.  The WLR Foods' stock to be issued on behalf of Cuddy as part of the purchase price has been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable in compliance with all applicable securities and corporate legislation.

      13.   STOCK RESTRICTIONS.

            13.1. NonRegistration.  Cuddy acknowledges that the WLR Foods common stock to be issued to it pursuant to Section 2 will not be registered under the Securities Act of 1933 or the securities laws of any state, but will be issued pursuant to exemptions from the registration provisions of the Securities Act of 1933 and applicable state securities laws.  Accordingly, the certificates representing such stock will bear the following restrictive legend:

            THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND HAVE BEEN ISSUED PURSUANT TO EXEMPTION FROM FEDERAL AND STATE REGISTRATION LAWS. THESE SHARES MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE LAWS, PURSUANT TO AN EXEMPTION THEREFROM IN ACCORDANCE WITH THE PROVISIONS OF RULE 144.




            13.2. Investment Intent.  Cuddy acknowledges that the WLR Foods common stock to be issued to it under Section 2 is being acquired solely for its own account, as principal, for investment and not for the interest of any other entity and not with a view to, or in connection with, any resale or distribution of such  stock.

            13.3. Registration Rights.  On the Closing Date, WLR Foods and

Cuddy will enter into a Registration Rights Agreement in substantially the same form as Exhibit 13.3 (Registration Rights Agreement) attached hereto.

            13.4. Voting Trust.  On the Closing Date, WLR Foods and Cuddy

will enter into a Voting Trust Agreement in substantially the same form as

Exhibit 13.4 (Voting Trust Agreement) attached hereto.  Because the Voting

Trust Agreement restricts the voting of the shares of WLR Foods common stock issued pursuant to Section 2 hereof and the transfer of voting trust certificates representing such stock, in addition to the restrictive legend set forth in Section 13.1 hereof, the certificates of such stock will bear the following restrictive legend:

            THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A VOTING TRUST AGREEMENT PREPARED IN ACCORDANCE WITH VIRGINIA CODE SECTION 13.1-670, A COPY OF WHICH IS ON FILE AT THE OFFICES OF THE CORPORATION.

      14.   COSTS.  Cuddy, Wampler-Longacre and WLR Foods shall each bear their own direct and indirect expenses incurred in connection with the negotiation (including any brokerage fees) and preparation of this

Agreement and the consummation and performance of the transactions contemplated by.  However, the following specific allocation of costs are hereby agreed to:

            14.1. Environmental Site Assessment.  The cost of obtaining environmental site assessments after the date hereof shall be for the account of Wampler-Longacre.

            14.2. Tax Prorations.   All utilities, personal property taxes,

gross receipts or business license taxes and real estate taxes relating to the Business shall be prorated as of the Closing Date.

            14.3. Sales Tax.  Cuddy shall be solely responsible for and shall undertake to discharge all state and local sales and use taxes with respect to the transfer of the Assets pursuant to this Agreement; provided,

however, that Wampler-Longacre shall pay all motor vehicle transfer taxes

(but not sales taxes) with respect to the transfer of the Assets.

            14.4. Recordation and Title Costs.  Cuddy shall pay the

grantor's cost of preparing and recording the deeds including the cost of revenue stamps for
recordation of  the deeds to the Real Estate and Wampler-Longacre shall pay for the cost of title insurance.

            14.5. Other.  Wampler-Longacre shall be responsible for payment of the application fee for the Hart-Scott-Rodino filing.

      15.   POST CLOSING ACTIONS.

            15.1. Additional Instruments.  As soon as practicable after

Closing, the parties hereto shall cooperate in exchanging any instruments that both parties may need after the closing to complete required transactions.

            15.2. Charlotte Processing Facility.  Cuddy shall use all

reasonable efforts, if requested by Wampler-Longacre, to assist Wampler-

Longacre in obtaining (i) an extension of the existing Sublease for ConAgra of the Charlotte Facility or (ii) a new lease from the owner of the

Charlotte Facility.

            15.3. Cuddy/Modern Storage.  If not accomplished prior to the

Closing Date, Cuddy shall continue to use all reasonable efforts and work with Wampler-Longacre to obtain Modern Storage Company's agreement to (i)

accept Wampler-Longacre as a partner in Cuddy/Modern Storage, a North

Carolina general partnership and (ii) continue the partnership despite

Cuddy's sale of its partnership interest to Wampler-Longacre.

            15.4. WLR Foods' Board of Directors.  WLR Foods shall appoint a

Cuddy representative, agreeable to all parties, to the Board of WLR Foods,

which director shall serve until the next annual meeting of shareholders and shall be
recommended by the Board for election by such shareholders at the annual meeting along with the Class A slate directors.

            15.5. Access to Records.  Upon reasonable request, Wampler shall provide Cuddy with copies or access to any and all Business Records.

            15.6. Customer Introductions.  Cuddy management shall introduce

Wampler representatives to customers of the Business as reasonably requested by Wampler.

            15.7  Second Closing Date.  On the Second Closing Date the

payments described in Section 2.2(c) shall occur, and WLR Foods shall deliver an opinion of counsel substantially similar to Exhibit 6.3, subject only to the conditions described in Section 7.4.

      16.   INDEMNIFICATION.  For a period ending on the second anniversary of the Closing Date, the parties hereto indemnify each other as follows:

            16.1. By Cuddy and Cuddy International.

                  (a)   Cuddy and Cuddy International hereby agree to

indemnify, defend and hold Wampler and their affiliates and such entities'

officers, directors, agents, employees and advisors  harmless from and against any and all claims, losses, damages or expenses (including, but not limited to, reasonable attorney fees) which Wampler incurs by reason of, or in relation to, (i) the inaccuracy of any representation or warranty made by Cuddy or Cuddy International herein or the omission of any such representation or warranty of any statement of fact necessary to make such representation or warranty not misleading; (ii) any failure by Cuddy or

Cuddy International to perform any obligation or duty required to be performed by it under any provision of this Agreement, including without limitation Section 5.8; and (iii) any and all liabilities and obligations of Cuddy not specifically assumed by Wampler-Longacre pursuant to this

Agreement (the Losses).  For purposes of this Section only, Losses shall include losses described in this paragraph which would not be deemed material as that term is used in many of the representations, covenants and warranties contained herein.  Cuddy and Cuddy International shall have no liability under this Section 15.1 unless and until the aggregate of all

Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the Minimum

Amount) in which event Cuddy shall be liable only for Losses in excess of the Minimum Amount.

                  (b)   Wampler-Longacre or WLR Foods shall give Cuddy and

Cuddy International prompt notice (within 60 days) of any claim by any third party which claim relates to a matter subject to indemnification hereunder by Cuddy and Cuddy International, and Cuddy and Cuddy

International shall have the opportunity to settle such claim and to control the defense thereof in any suit, action or proceeding arising therefrom.  Cuddy and Cuddy International may employ counsel at their expense in connection with any such settlement or defense and shall permit

Wampler-Longacre or WLR Foods to participate in any such defense at

Wampler-Longacre's or WLR Foods' own expense.  Should Cuddy or Cuddy

International fail to undertake such defense or fail diligently to prosecute the same, Wampler-Longacre or WLR Foods may undertake and assume control of such defense, at Cuddy's and Cuddy International's expense.

            16.2. By Wampler-Longacre and WLR Foods.

                  (a)   Wampler-Longacre and WLR Foods, jointly and

severally, hereby agree to indemnify, defend and hold Cuddy and its affiliates and such entities' officers, directors, agents, employees and advisors harmless from and against any and all claims, losses, damages or expenses (including, but not limited to, reasonable attorney fees) which

Cuddy incur by reason of, or in relation to, (i) the inaccuracy of any representation or warranty made by Wampler-Longacre or WLR Foods herein or the omission of any representation or warranty of any statement of fact necessary to make such representation or warranty not misleading; (ii) any failure by Wampler-Longacre or WLR Foods to perform any obligation or duty required to be performed by it under any provision of this Agreement; and

(iii) any of the Assumed Liabilities.

                  (b)   Cuddy shall give Wampler-Longacre and WLR Foods

prompt notice (within 60 days) of any claim by any third party which claim relates to a matter subject to indemnification hereunder by Wampler-

Longacre and WLR Foods, and Wampler-Longacre and WLR Foods shall have the opportunity to settle such claim and to control the defense thereof in any suit, action or proceeding arising therefrom.  Wampler-Longacre and WLR

Foods may employ counsel at their expense in connection with any such settlement or defense and shall permit Cuddy to participate in any such defense at Cuddy's own expense.  Should Wampler-Longacre and WLR Foods fail to undertake such defense or fail diligently to prosecute the same, Cuddy may undertake and assume control of such defense, at Wampler-

Longacre's and WLR Foods' expense.

      17.  TERMINATION.

            17.1. Termination.  Anything herein or elsewhere to the

contrary notwithstanding, except for the provision set forth in Sections 14 and 17.3 of this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing

Date:

                  (a)   By mutual consent of the respective boards of

directors of Cuddy, Cuddy International, Wampler-Longacre and WLR Foods;

                  (b)   By Cuddy, if any of the conditions set forth in

Sections 6 or 7 shall have become incapable of fulfillment and shall not have been waived by Cuddy;

                  (c)   By Wampler-Longacre, if any of the conditions set

forth in Sections 5 or 7 shall have become incapable of fulfillment and shall not have been waived by Wampler-Longacre; or

                  (d)   By any party if the Closing has not occurred by

November 1, 1994; provided, however, that no party may terminate this

Agreement pursuant to this subsection (d) if such party's actions or failure to act has caused the nonoccurrence of the Closing.

            17.2. Survival.  Except as otherwise specifically provided herein, all representations, warranties, covenants and agreements contained in this Agreement by any party shall survive until two (2) years after the

Closing Date (the Survival Date)
at which time they shall lapse.  Notwithstanding the provisions of the preceding sentence, any representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the

Survival Date if written notice, given in good faith, of the specific breach thereof is given to the indemnifying party prior to the Survival

Date, whether or not liability has actually been sustained.  No representation or warranty shall survive the Closing to the extent such representation or warranty shall have been breached at or before the

Closing Date if the party to which the representation or warranty was made shall have actual knowledge, as demonstrated by a preponderance of the evidence, of such breach or of all the facts and circumstances relating thereto on or before the Closing Date.

            17.3. Return of Records.  If the Agreement is terminated other than under Paragraph 17.1(c) as a result of a failure of a condition set out in Section 5 only, Wampler shall promptly return to Cuddy all documents and records of Cuddy and copies thereof in Wampler's possession and destroy all working papers and records relating to Cuddy which Wampler has prepared in contemplation of this Agreement and the transactions referred to herein.

Wampler shall not thereafter use any confidential or proprietary information relating to Cuddy and not in the public domain.

      18.   MISCELLANEOUS.

            18.1. Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be telecopied or delivered against receipt to the party to whom it is to be given at the following address (or such other
address as the party shall have furnished in writing in accordance with the provisions of this Section):

             (a)  If to Cuddy or Cuddy International, at:

                  Cuddy International Corporation
                  465 Richmond Street, Suite 600
                  London, Ontario Canada N6A 5P4
                  Attn:  Peter A. W. Green
                  Fax No.: (519) 679-9355

                  with a copy to:

                  Blake, Cassels & Graydon
                  Suite 2800, P. O. Box 25
                  Commerce Court West
                  Toronto, Canada  M5L 1A9
                  Attn: J. Rob Collins
                  Fax No.:  (416) 863-2174

            (b)   If to Wampler-Longacre or WLR Foods, at:

                  WLR Foods, Inc.
                  P.O. Box 7000
                  Broadway, VA  22815
                  Attn:  James L. Keeler
                  Fax No.:  (703) 896-0498

                  with a copy to:

                  Wharton, Aldhizer & Weaver
                  100 S. Mason Street
                  Harrisonburg, Virginia  22801
                  Attn:  John W. Flora, Esquire
                  Fax No.:  (703) 434-5502

Any notice or other communication given by telecopy shall be deemed given on the first business day of the recipient after the date of the telecopy,

except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

Inadvertent failure to deliver a copy to counsel as contemplated above shall not invalidate giving of a notice.

            18.2. Entire Agreement.  This Agreement (including the exhibits annexed hereto or referred to herein) and the collateral agreements executed in connection with the consummation of the transactions contemplated hereby contain the entire agreement between the parties with respect to the transfer of the Assets to Wampler-Longacre and the assumption by Wampler-Longacre of the Assumed Liabilities and supersedes all prior agreements, written or oral, with respect thereto.

            18.3. Waivers and Amendment.  This Agreement may be amended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

            18.4. Governing Law, Venue.  This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within the

Commonwealth.  The Circuit Court of the County of Rockingham, Virginia or

the United States District Court for the Western District of Virginia,

Harrisonburg Division, as appropriate, shall have exclusive jurisdiction and venue over any claims or cause of action concerning this Agreement, except that any claim asserted against Cuddy

International shall be pursued only in Ontario, Canada courts.

            18.5. Binding Effect; No Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.  This Agreement is not assignable without the prior written consent of the non-assigning party.

            18.6. Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

            18.7. Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any of the provisions of this

Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof,

in addition to any other remedy at law or equity.

            18.8. Severability of Provisions.  If any provision or any portion of any provision of this Agreement or the application of any such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions or portion of such provisions as is held invalid or unenforceable to persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

            18.9. Captions.  All section titles or captions contained in this Agreement or in any exhibit annexed hereto or referred to herein, and the table of contents to this Agreement, are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.  All references herein to Sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.



         [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties have caused this Asset Purchase

Agreement to be executed by their respective officers hereunto duly authorized as of the day and year first above written.

                                 CUDDY FARMS, INC., a North Carolina
                                 corporation


By:________________________________________
                                          Its__________________


                                 CUDDY INTERNATIONAL CORPORATION, an
                                 Ontario corporation


By:_________________________________________
                                          Its __________________


                                 WAMPLER-LONGACRE, INC., a Virginia
corporation


By:________________________________________
                                          Its President


                                 WLR FOODS, INC., a Virginia corporation


By_________________________________________
                                          Its President



 17606

                                Exhibit 1.3

                   NON-COMPETITION AND NAME USE AGREEMENT



      THIS NONCOMPETITION AND NAME USE AGREEMENT is made and entered into this [Closing Date], by and among WAMPLER-LONGACRE, INC., a Virginia corporation (Wampler-Longacre) and CUDDY FARMS, INC., a North Carolina

corporation (Cuddy), CUDDY INTERNATIONAL CORPORATION,  a corporation incorporated under the laws of Ontario, A.M.C. Family Holdings, Ltd., a corporation incorporated under the laws of Ontario, and A.M. Cuddy

(collectively "Cuddy Group").

                                  RECITALS

      A.    Cuddy has heretofore operated two divisions.  The farm division is a major supplier of turkey eggs and poults with facilities in North

Carolina, South Carolina, Iowa, Missouri, Ohio, Virginia and Minnesota (the

Poult Business).  The food division is an integrated turkey processor with three turkey processing facilities, a feedmill, growout operations, and an interest in a cold storage distribution center, all located in North

Carolina (the Business).

      B.    Wampler-Longacre has today purchased substantially all of the

Business.

      C.    Wampler-Longacre desires to pay Cuddy, on behalf of the Cuddy

Group, a certain sum to protect itself and its affiliates from competition and control contests by the

Cuddy Group and for certain rights, described herein, to the use of the

"Cuddy" name.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency thereof is hereby acknowledged,

the parties represent and agree as follows:

            1.    Covenant Not To Compete.  The Cuddy Group jointly and

severally agrees that it will not engage in, directly or indirectly, either themselves or for any other person, partnership, corporation, company or entity, or participate (as defined below) in any enterprise involved in the businesses of poultry production for processing, further processing or marketing of processed poultry products (specifically excluded is poultry production of eggs and poults and the marketing of such products) (the

Protected Business), in the geographical area in the continental United

States in which Wampler-Longacre or its affiliates currently conducts its business, including without limitation, Virginia, West Virginia, North

Carolina and Pennsylvania, for a period of four (4) years from the date hereof.  As used herein, the term "participate" means lending one's name to, acting as consultant or advisor to, or acquiring any direct or indirect interest in any enterprise, whether as stockholder, partner, officer,

director, employee or otherwise (other than by ownership of less than two percent of the stock of a publicly-held corporation and ownership in WLR Foods, Inc.).  The Cuddy Group agrees that this covenant is reasonable in its scope, geographical area and duration.  However, Cuddy

International Corporation and its affiliates will continue to be permitted to provide poultry products for distribution in the United States, but only to McDonalds, Delta Daily Foods and for distribution under three private labels, namely President Choice Products, Master Choice Products and

Sensational Brand Products.

      2.    Covenant of No Contest.  The Cuddy Group agrees that during the period that common stock of WLR Foods, Inc. acquired today by Cuddy in exchange for the Business is subject to voting and transfer restrictions as set forth in Section 13.4 of the Asset Purchase Agreement dated the date hereof, the Cuddy Group, jointly and severally, agrees none of them, nor any of their affiliates will, directly or indirectly, without in each instance the prior written consent of WLR Foods, Inc., parent corporation of Wampler-Longacre, expressed in a resolution duly adopted by the Board of

Directors of WLR Foods, Inc.:  (a)  solicit any proxies, under any circumstances, for any matter whatsoever with respect to any class of capital stock or other securities of WLR Foods, Inc. which is then entitled to vote in the election of directors or on any other matter (Voting

Securities), or become a "participant" in any "election contest" relating to the election of directors of WLR Foods Inc. (as such terms are used in Rule 14a-11 of Regulations 14A under the Securities

Exchange Act of 1934, as amended, or to seek to advise or influence any person with respect to the voting of any Voting Securities of WLR Foods,

Inc. on any matter whatsoever; (b) act together with any other person for the purpose of acquiring, holding, voting or disposing of any Voting

Securities of WLR Foods, Inc. or any options or other rights to acquire any such securities; (c) purchase or otherwise acquire, or offer, propose or agree to purchase or otherwise acquire, or advise, encourage or assist in the acquisition of, any Voting Securities of WLR Foods, Inc. or options or rights to acquire any such securities; or (d) act alone or together with any person to acquire, or propose a business combination with, WLR Foods,

Inc.

      3.    Use of "Cuddy" Name.  Cuddy hereby grants Wampler-Longacre a five (5) year exclusive right and license to use the name or mark "Cuddy,"

alone or in combination with other names or marks, within the continental

United States in connection solely with the Protected Business.  This five

(5)-year term shall terminate on the fifth anniversary of this Agreement but shall thereafter be renewable upon such terms and conditions as

Wampler-Longacre and Cuddy may mutually agree.  In addition, Cuddy agrees to allow Wampler-Longacre to license perpetually, or acquire a trademark for

"Masterpiece" and "Heritage" in the continental United States.

      4.    Cuddy Group Rights.  Except as set out in Paragraph 3, the

Cuddy Group shall retain all rights to the "Cuddy" name.

      5.    Other Users.  Cuddy warrants and represents that it has

authorized no other person or entity to use the name "Cuddy" or any similar name alone or in conjunction with any other word or symbol for any purpose in the continental United States and that, to its knowledge, no other person or entity is using in the continental United States, without authorization, the name "Cuddy" or any similar name for any purpose other than the corporate name Cuddy Farms, Inc. as used in conjunction with the

Poult Business.

      6.    Payment.  In consideration hereof Wampler-Longacre shall pay

Cuddy, by certified or bank cashier's check or other current funds acceptable to Cuddy, the sum of Five Hundred Thousand  Dollars ($500,000)

payable upon execution hereof.  The amount of payment, if any, to be made to D. Bruce Cuddy pursuant to a substantially similar, but separate,

agreement shall reduce this sum.

      7.    Remedies.  The parties acknowledge that a breach of this

Agreement by any party will result in substantial and irreparable injury to the other party.  If any of the provisions herein are violated, in whole or in part, Wampler-Longacre shall be entitled, upon application to any court of proper jurisdiction as herein agreed, to restrain and enjoin the

Cuddy Group, or any one of them, from such violation, and to recover cash and reasonable attorneys' fees in connection with such action, without prejudice to any other remedies Wampler-Longacre may have at law or in equity.

      8.    Reformation and Severability.  In the event that any provision herein should ever be deemed to exceed the time, geographic, occupational or use limitations permitted by law, the parties agree that such provisions shall be and are reformed to the maximum time, geographic, occupation and use limitations permitted by applicable law.  Such determination shall not affect the remaining provisions of this Agreement, all of which shall remain in full force and effect.

      9.    Binding Agreement.  All of the terms and provisions of this

Agreement shall be binding upon, inure to the benefit of, and be enforceable by, each of the parties hereto and their respective legal representatives, successors and assigns.

      10.   Governing Law, Venue.  This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within the

Commonwealth.  The Circuit Court of the County of Rockingham, Virginia or

the United States District Court for the Western District of

Virginia, Harrisonburg Division, as appropriate, shall have exclusive jurisdiction and venue over any claims or causes of action concerning this

Agreement, except that any claim asserted against Cuddy International

Corporation, A.M.C. Family Holdings, Ltd. and A.M. Cuddy shall be pursued only in Ontario, Canada courts.

      11.   Waiver.  A waiver by any party of a breach of any provision of this Agreement shall not operate as, nor be construed as, a waiver of any subsequent breach thereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                          WAMPLER-LONGACRE, INC.


(SEAL)
By:__________________________________


Its:___________________________________
Attest: _______________________________

                                          CUDDY FARMS, INC.


By:___________________________________


Its:___________________________________

                                          CUDDY INTERNATIONAL CORPORATION


By:____________________________________


Its:___________________________________

                                          A.M.C. FAMILY HOLDINGS, LTD.


By:____________________________________


Its:___________________________________


______________________________________
                                                A. M. CUDDY


STATE OF VIRGINIA
CITY/COUNTY OF _____________________________, to-wit:

      The foregoing instrument was acknowledged before me in the jurisdiction aforesaid this _____ day of _____________________, 1994, by

____________________________, ________________ of Wampler-Longacre, Inc.

      My commission expires: _______________.



______________________________________
                                                      Notary Public


STATE OF VIRGINIA
CITY/COUNTY OF _____________________________, to-wit:

      The foregoing instrument was acknowledged before me in the jurisdiction aforesaid this _____ day of _____________________, 1994, by

____________________________, ________________ of Cuddy Farms, Inc.

      My commission expires: _________________.




______________________________________
                                                      Notary Public

JWF/mc/17939

                                EXHIBIT 13.4

                           VOTING TRUST AGREEMENT

      THIS VOTING TRUST AGREEMENT, dated [Closing Date], is made by and among WLR FOODS, INC., a Virginia corporation (WLR Foods), CUDDY FARMS,

INC., a North Carolina corporation, its successors and assigns (Cuddy), and

[Independent Corporate Trustee], Trustee, and its successors (Trustee) who agree as follows.

                                 RECITALS:

      A.    As of the date hereof ____ shares of WLR Foods common

stock (the Shares) have been issued to the Trustee hereunder, on behalf of

Cuddy in consideration for the transfer of certain assets pursuant to the terms of an Asset Purchase Agreement between Cuddy, WLR Foods and others dated July 27, 1994.  The parties anticipate that additional shares of WLR

Foods common stock may be issued to the Trustee, on behalf of Cuddy,

following certain post-closing adjustments which, when issued, shall also be considered "Shares" hereunder.

      B.    A condition precedent to WLR Foods' obligation to issue the

Shares was Cuddy's execution of this Agreement in order for the Cuddy acquisition not to compromise the continuity and stability of WLR Foods'

long term business strategy and policies as effectively confirmed by a recent vote of shareholders of WLR Foods and as implemented and managed by

WLR Foods' Board of Directors and management.

      C.    The Trustee has consented to act under this Agreement for the purposes hereunder.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

      1.    Transfer of Stock to Trustee.  Concurrently with the closing of the above-referenced Asset Purchase Agreement, the Shares were issued to

Trustee, on behalf of Cuddy, who shall hold the Shares subject to the terms of this Agreement and shall issue and deliver to Cuddy voting trust certificates for the Shares.

      2.    Voting Trust Certificates.  The voting trust certificate shall be in substantially the same form as set forth on Exhibit A attached hereto.

      3.    Transfer of Certificates.  Unless otherwise agreed to in

writing by WLR Foods, the voting trust certificates are not transferable except that (a) the holder thereof may pledge, mortgage or otherwise encumber the certificates and (b) the holder thereof may transfer the certificates to Cuddy International Corporation or a wholly-owned subsidiary of Cuddy International Corporation; provided, however, that the person or persons in whose favor such certificates are transferred shall be bound by all of the provisions of this Agreement as though that person were the holder and shall exercise the rights of the voting trust certificates only in accordance with this Agreement. In the event of any permitted transfer, the certificates shall be transferable at the Trustee's principal office in [place] (and at such other office as the Trustee may designate by an instrument signed by it and sent by telecopy to the registered holders of voting trust certificates), on the books of the

Trustee, by the registered owner thereof, either in person or by attorney thereto duly authorized, upon surrender thereof, according to the rules established for that purpose by the Trustee.

      4.    Term of Agreement.  This Agreement shall terminate upon the earlier of:

            (a)   The fourth anniversary hereof.

            (b)   The date on which a business acquisition by WLR Foods

occurs in which (i) in excess of five percent (5%) of its then outstanding shares of common stock is issued without voting and transfer restrictions similar to those set forth herein, and (ii) Cuddy's stock ownership in WLR

Foods after such business acquisition is less than five percent (5%) of the total outstanding shares of common stock of WLR Foods.

            (c)   The date on which a "Change of Control" occurs in WLR

Foods.  For the purpose of this Agreement, a "Change in Control" shall mean the acquisition by any individual, entity or group (within the meaning of

Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as

amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than thirty percent (30%) of either the then outstanding shares of common stock of WLR Foods or the combined voting power of the then outstanding voting securities of WLR Foods entitled to vote generally in the election of directors.

      5.    Termination Procedure.

            (a)   Immediately upon the termination of this Agreement as

provided in Section 4 above, the voting trust certificates shall cease to have any effect, and their holders shall have no further rights under this

Voting Trust Agreement other than to receive certificates for shares of the

WLR Foods' stock or other property distributable under the terms hereof and upon the surrender of such voting trust certificates.

            (b)   Immediately upon surrender of the voting trust

certificates at the Trustee's offices, the Trustee shall deliver to the registered holders of all voting trust certificates certificates for the number of shares of the WLR Foods' common stock represented thereby.

            (c)   If any voting trust certificate has not been surrendered

within thirty (30) days after the termination of this Agreement, the

Trustee may deposit with WLR Foods stock certificates representing the number of shares of common stock represented by such voting trust certificates then outstanding, with authority in writing to WLR Foods to deliver such stock certificates in exchange for voting trust certificates representing a like number of shares of the capital stock of WLR Foods. Upon such deposit, all further liability of the Trustee for the delivery of such stock certificates and the delivery or payment of dividends upon surrender of the voting trust certificates shall cease, and the Trustee shall not be required to take any further action hereunder.

      6.    Dividends.

            (a)   Prior to the termination of this Agreement, the holder of

each voting trust certificate shall be entitled to receive payments equal to the cash dividends, if any, received by the Trustee upon a like number and class of shares of WLR Foods' common stock as is called for by each voting trust certificate.  If any dividend in respect of the stock deposited with the Trustee is paid, in whole or in part, in WLR Foods'

common stock, the Trustee shall hold, subject to the terms of this

Agreement, the certificates for stock which are received by it on account of such dividend.  In the event of a dividend payable in cash or stock at the shareholder's election, the Trustee shall make such election upon the direction of the registered holder of the voting trust certificate, or, in the absence of such election, shall elect a cash dividend payment.  The holder of each voting trust certificate representing stock on which such stock dividend has been paid shall be entitled to receive a voting trust certificate issued under this Agreement for the number of shares and class of stock received as such
dividend with respect to the shares represented by such voting trust certificate.  Holders entitled to receive the dividends described above shall be those registered as such on the Trustee's transfer books at the close of business on the day fixed by WLR Foods for the taking of a record to determine those holders of its stock entitled to receive such dividends.

            (b)   If any dividend in respect of the stock deposited with

the Trustee is paid other than in cash or in common stock, then the Trustee shall distribute the same among the holders of voting trust certificates registered as such on the Trustee's transfer books at the close of business on the day fixed by WLR Foods for the taking of a record to determine those holders of its stock entitled to receive such dividends.

            (c)   In lieu of receiving cash dividends upon the common stock

of WLR Foods and paying the same to the holders of voting trust certificates pursuant to the provisions of this Agreement, the Trustee may instruct WLR Foods in writing to pay such dividends to the holders of the voting trust certificates.  Upon receipt of such written instructions, WLR

Foods shall pay such dividends directly to the holders of the voting trust certificates.  Upon such instructions being given by the Trustee, all liability of the Trustee with respect to such dividends shall cease.  The

Trustee may at any time revoke such instructions and by written notice to WLR Foods direct it to make dividend payments to the Trustee.

      7.    Rights of Trustee.

            (a)   Until the actual delivery to the holders of voting trust

certificates issued hereunder of stock certificates in exchange therefor,

and until the surrender of the voting trust certificates for cancellation,

the Trustee shall have the right, subject to the provisions hereof,

including, without limitation, paragraph (b) below, to exercise, in person or by his nominees or proxies, all stockholder voting rights and powers in respect of all stock deposited hereunder, and to take part in or consent to any corporate or stockholder action of any kind whatsoever.  The right to vote shall include the right to vote for the election of directors, and in favor of or against any resolution or proposed action of any character whatsoever, which may be presented at any meeting or require the consent of the WLR Foods' stockholders.  Without limiting such general right, it is understood that such action or proceeding may include, upon terms satisfactory to the Trustee or to his nominees or proxies thereto appointed by him, mortgaging, creating a security interest in, and pledging of all or any part of the WLR Foods' property, the lease or sale of all or any part of its property, for cash, securities, or other property, and the dissolution of WLR Foods, or its consolidation, merger, reorganization, or recapitalization.

            (b)   In voting the stock held by him hereunder either in

person or by his nominees or proxies, the Trustee shall vote in accordance with the recommendation of the WLR Foods' Board of Directors as it exists at the time of the vote of WLR Foods' shareholders, or if there is no such recommendation, as directed by the registered voting trust certificate holder.

      8.     Trustees.

            (a)   The Trustee (and any successor Trustee) may at any time

resign by mailing to the registered holders of voting trust certificates a written resignation, to take effect ten (10) days thereafter or upon its prior acceptance.  In the event of resignation, a successor Trustee shall be mutually acceptable to, and designated by, WLR Foods and Cuddy, and, in the absence of an agreement between the parties, designated by an independent third party selected by them.  No person or entity shall be named as successor Trustee who is restricted from voting WLR Foods common stock by any other law, agreement or regulatory or judicial order.

            (b)   The rights, powers, and privileges of the Trustee named

hereunder shall be possessed by the successor Trustees, with the same effect as though such successors had originally been parties to this

Agreement.  The word "Trustee," as used in this Agreement, means the

Trustee or any successor Trustees acting hereunder, and shall include both the single and the plural number.

         9.    Compensation and Reimbursement of

Trustee.  The Trustee shall serve for an annual fee of $____________ which shall be paid by WLR Foods.  The Trustee shall have the right to incur and pay such reasonable expenses and charges, to employ and pay such agents,

attorneys, and counsel as it may deem necessary and proper to effectuate this Agreement.  All such expenses or charges incurred by and due to the

Trustee shall be reimbursed by WLR Foods.

      10.   Indemnification.  WLR Foods shall indemnify and hold harmless each of Cuddy and the Trustee and their respective officers, directors,

employees, shareholders, partners, agents, legal counsel and accountants

(each an "Indemnitee" and together the "Indemnitees") to the fullest extent permitted by applicable law in effect on the date hereof or as such laws may from time to time be amended from and against any and all losses,

claims, damages, liabilities and expenses (including attorneys' fees and expenses and any and all expenses whatsoever incurred in investigating,

preparing or defending any action, suit, investigation or proceeding), and amounts paid in settlement (together, "Losses") incurred by an Indemnitee if such Indemnitee is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation or proceeding,

whether civil, criminal, administrative or investigation in nature, arising from, caused by or in connection with the negotiation, execution, delivery and performance of this

Agreement (including any other agreements entered into in connection herewith), other than as a result of the breach by the Indemnitee of any terms of this Agreement or such agreements.

      11.   Notice.

            (a)   Unless otherwise specifically provided herein, any notice

to or communication with the holders of the voting trust certificates hereunder shall be deemed to be sufficiently given or made if telecopied or delivered against receipt to the party to whom it is to be given at the following address (or such other address as the party shall have furnished in writing in accordance with this Section):

            (i)   If to Cuddy or Cuddy International Corporation, at

                  Cuddy International Corporation
                  465 Richmond Street, Suite 600
                  London, Ontario Canada N6A 5P4
                  Attn:  President
                  Fax No.: (519) 679-9355


          (ii)    If to WLR Foods, at

                  WLR Foods, Inc.
                  P.O. Box 7000
                  Broadway, VA  22815
                  Attn:  James L. Keeler
                  Fax No.: (703) 896-0498

         (iii)    If to the Trustee, at

                  ___________________________
                  ___________________________
                  ___________________________

            (b)   All distributions of cash, securities, or other property

hereunder by the Trustee to the holders of voting trust certificates shall be made, in the Trustee's discretion, by overnight delivery to the addresses set forth above.

      12.   Modifications and Non-Waiver.  This Agreement may be modified only by a written instrument executed Cuddy, WLR Foods and the Trustee;

provided, however, that the Trustee's consent shall not be necessary to modifications except as they expressly relate to its fees, indemnification and right to resign.  No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right,

shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

      13.   Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

      14.   Governing Law; Venue.  This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed entirely within the

Commonwealth.  The Circuit Court of the County of Rockingham, Virginia or

the United States District Court for the Western District of Virginia,

Harrisonburg Division, as appropriate, shall have exclusive jurisdiction and venue over any claims or causes of action concerning this Agreement.

      15.   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      16.   Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of each of the parties and their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Voting Trust Agreement to be executed by their respective officers hereunto duly authorized as of the day and year first above written.

                                    CUDDY FARMS, INC., a North Carolina
                                    corporation


                                    By:__________________________________
                                          Its President


                                    WLR FOODS, INC., a Virginia corporation


                                    By:__________________________________
                                          Its President


                                    [INDEPENDENT CORPORATE TRUSTEE]


                                    By:__________________________________
                                          Its ________________


17919

                                 Exhibit A

No. __________________
Shares_____________________


                              WLR Foods, Inc.
                           a Virginia corporation

                 Voting Trust Certificate for Common Stock

This certifies that Cuddy Farms, Inc., or registered assigns, is entitled to all benefits arising from the deposit with the Trustee under the Voting Trust Agreement hereinafter mentioned of certificates for _________ shares of WLR Foods, Inc., a Virginia corporation (WLR Foods), as provided in such Voting Trust Agreement and subject to the terms thereof. The registered holder hereof, or assigns, is entitled to receive payment equal to the amount of cash dividends, if any, received by the Trustee upon the number of shares of common stock of WLR Foods in respect of which this certificate is issued. Dividends received by the Trustee in WLR Foods' common stock shall be payable in voting trust certificates, in form similar hereto. Until the Trustee has delivered the stock held under such Voting Trust Agreement to the holders of the trust certificates, or to WLR Foods, as specified in such Voting Trust Agreement, the Trustee shall possess and be entitled to exercise all rights and powers of an absolute owner of such stock, including the right to vote thereon for every purpose according to and as restricted by the terms of the Voting Trust Agreement, and to execute consents in respect thereof for every purpose, it being expressly stipulated that no voting right passes to the owner hereof, or assigns, under this certificate or any agreement, expressed or implied.

This certificate is issued, received, and held under, and the rights of the owner hereof are subject to, the terms of a Voting Trust Agreement dated [Closing Date] by and between WLR Foods, Cuddy Farms, Inc., its successors and assigns, and _________________, Trustee and its successors, a copy of which is on file with WLR Foods, Inc. The holder of this certificate, by acceptance hereof, assents and is bound to all the provisions of the Voting Trust Agreement.

In the event that the Trustee receives any dividend or distribution other than in cash or WLR Foods' common stock, the Trustee shall distribute the same to the registered holders of voting trust certificates pursuant to the provisions of the Voting Trust Agreement.

The Voting Trust Agreement shall continue in full force and effect until the earlier of [four years from Closing Date], a change of control, and certain other events, as provided in the Voting Trust Agreement. Stock certificates for the number of shares of common stock then represented by this certificate, or the net proceeds in cash or property of such shares, shall be due and deliverable hereunder upon the termination of such Voting Trust Agreement as provided therein.

Except as provided in the Voting Trust Agreement, this certificate is not transferable except that the holder hereof may pledge, mortgage or otherwise encumber the certificates; provided, however, that the person or persons in whose favor such certificates are pledged, mortgaged, or otherwise encumbered, shall, except as WLR Foods and they may otherwise agree, be bound by all of the provisions of the Voting Trust Agreement as though they were the holder and shall exercise the rights of this certificate only in accordance therewith. In the event of any transfer by virtue of a pledge, mortgage or encumbrance, the certificates shall be transferable at the Trustee's principal office (set forth in the Voting Trust Agreement) on the books of the Trustee, by the registered owner thereof, either in person or by attorney thereto duly authorized, upon surrender thereof, according to the rules established for that purpose by the Trustee.

This certificate shall not be valid for any purpose until duly signed by the Trustee.

The word "Trustee" as used in this certificate means the Trustee or the successor trustee acting under such Voting Trust Agreement.

In witness whereof the Trustee has signed this certificate on ____________________, 1994.


                                  _____________________________________
                                  Trustee


(Form of Assignment):

For value received ________________________ hereby assigns the within certificate, and all rights and interests represented thereby, to ______________________ and appoints __________________ attorney to transfer this certificate on the books of the Trustee mentioned therein, with full power of substitution.

Dated: ____________________


__________________________________
________________________________(SEAL)
Witness


            THIS VOTING TRUST CERTIFICATE MAY NOT BE TRANSFERRED
           WITHOUT THE EXPRESS WRITTEN CONSENT OF WLR FOODS, INC.